UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): June 1, 2026
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UL Solutions Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-42012 (Commission File Number)	27-0913800 (I.R.S. Employer Identification Number)

333 Pfingsten Road Northbrook, Illinois		60062
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (847) 272-8800

Not applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001 per share	ULS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 1, 2026, (the “Grant Date”), the Human Capital and Compensation Committee of the Board of Directors (the “Committee”) recommended, and the Board of Directors (the “Board”) of UL Solutions Inc. (the “Company”) approved, a special, one-time grant of performance share units (“PSUs”) to Jennifer F. Scanlon, the Company’s President and Chief Executive Officer (the “CEO Special Performance Award”), pursuant to the UL Solutions Inc. 2024 Long-Term Incentive Plan (the “2024 LTIP”). Effective as of the Grant Date, Ms. Scanlon was granted a target number of 200,120 PSUs, which was determined by dividing $20 million by the closing price of the Company’s Class A common stock on the New York Stock Exchange on the Grant Date, pursuant to a PSU award agreement between her and the Company (the “Agreement”). The PSUs are subject to both continued service and performance-based vesting conditions.
The CEO Special Performance Award is intended to incentivize Ms. Scanlon’s continued employment with the Company and focus on its next phase of growth and strategic execution. Specifically, the CEO Special Performance Award links Ms. Scanlon’s incentives thereunder to the Company’s stock price and associated long-term value creation for its stockholders over the next five years. The Committee and the Board granted the CEO Special Performance Award instead of increasing the value of Ms. Scanlon’s annual long-term incentive awards in part to facilitate a longer performance/vesting horizon and to ensure that the incremental compensation is 100% performance-based. The CEO Special Performance Award does not continue to vest if Ms. Scanlon retires before the end of the applicable vesting periods.
Ms. Scanlon will satisfy the continued service vesting condition in 30%, 30% and 40% increments on the third, fourth and fifth anniversaries of the Grant Date, respectively, so long as she remains continuously employed as the Company’s Chief Executive Officer (or in another Board-approved employee role) through each such date. Service-vested PSUs will be settled following conclusion of the Performance Period (as defined below), subject to achievement of the performance-based vesting criteria described below and with exceptions for a termination due to cause, death, disability and, in certain circumstances, following a change in control (each as defined in the 2024 LTIP).
The service-vested PSUs may be earned based on the Company’s achievement of two alternative metrics: stock price and relative total shareholder return (“TSR”).
•Stock Price Metric. If the Company’s stock price increases to at least $135.81 at any time from December 1, 2028 through June 1, 2031 (the “Stock Price Metric Performance Period”), 50% to 100% of the PSUs are eligible to be earned (subject to service vesting). A 100% payout will be earned if the Company’s stock price increases to at least $181.08, subject to linear interpolation for achievement between $135.81 and $181.08. No PSUs are earned for stock price appreciation below $135.81, and payout is capped at 100% of the PSUs granted. Stock price appreciation is measured by comparing the highest 60-trading day average closing price during the Stock Price Metric Performance Period to $90.54, which is the 60-trading day average closing price immediately preceding the Grant Date, as adjusted for dividends.
•Relative TSR Metric. Alternatively, if the Company’s TSR is at or above the 55th percentile of the TSR of S&P 500 index companies from the Grant Date through June 1, 2031 (the “Relative TSR Metric Performance Period,” and together with the Stock Price Metric Performance Period, the “Performance Period”), 60% of the PSUs are eligible to be earned (subject to service vesting), inclusive of PSUs earned under the stock price metric, if any. TSR is measured as the cumulative change in stock price plus aggregate dividends during the Relative TSR Metric Performance Period, using the 60-trading day average closing price immediately preceding the Grant Date ($90.54 for the Company), and the average closing price during the last 60-trading days of the Relative TSR Performance Period.
If Ms. Scanlon is terminated for cause (or grounds for cause exist) during the Performance Period, all vested PSUs are forfeited and the Company may claw back prior payments or shares issued in connection with the award. Upon death or disability during the Performance Period, the PSUs vest pro-rata, assuming achievement at target. Upon a change in control if the PSUs are not assumed (as defined in the 2024 LTIP), then, so long as Ms. Scanlon is continuously employed through the date of such change in control, the PSUs will fully vest on such date. If the PSUs are assumed upon a change in control, then the PSUs will be converted to restricted stock units (“RSUs”), assuming achievement at target, and continue to vest in accordance with the continued service vesting condition. If Ms. Scanlon is terminated without cause or resigns for good reason (as defined in the Agreement) within 24 months after the change in control, all unvested RSUs fully vest. For any other termination (including retirement), unvested PSUs are forfeited and vested PSUs are settled in accordance with the Agreement.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UL Solutions Inc.

Date: June 3, 2026	By:	/s/ Ryan D. Robinson
Ryan D. Robinson
Executive Vice President and Chief Financial Officer